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                                                                     Exhibit 4.1

                                                                       Exhibit E

                      CORNERSTONE REALTY INCOME TRUST, INC.

                            ARTICLES OF AMENDMENT TO
               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                 Designating the

                      SERIES B CONVERTIBLE PREFERRED SHARES

              1. Name. The name of the Corporation is Cornerstone Realty Income Trust, Inc.

              2. The Amendment. The amendment, a copy of which is attached hereto, adds Article X to the Amended and Restated Articles of Incorporation which creates a series of Preferred Shares (the Series B Convertible Preferred Shares), states the designation and number of Shares in the series and fixes the preferences, limitations and relative rights thereof.

              3. Board Action. At a meeting held on the __th day of ___________, 2003, the Board of Directors of the Corporation found the amendment to the Amended and Restated Articles of Incorporation to be in the best interests of the Corporation. Shareholder approval is not required.

Dated: _________, 2003

                                                 CORNERSTONE REALTY INCOME
                                                 TRUST, INC.

                                                 _____________________________
                                                 Glade M. Knight, Chairman

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                                    ARTICLE X

                      SERIES B CONVERTIBLE PREFERRED SHARES

10.1 Designation, Number and Rank.

     _______________________________ (___________) authorized but unissued
Preferred Shares (no par value) are hereby designated as a series of Preferred Shares to be called the Series B Convertible Preferred Shares (the "Series B Preferred Shares"). The Series B Preferred Shares shall, with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Shares and to all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank on a parity with the Series B Preferred Shares; and (c) junior to the Corporation's Series A Convertible Preferred Shares and to all other equity securities issued by the Corporation. The Corporation retains the power and authority to issue Preferred Shares that rank senior to or on parity with the Series B Preferred Shares as to dividends or as to rights in liquidation.

10.2 Dividends.

     The holders of outstanding Series B Preferred Shares shall not be entitled to receive dividends.

10.3 Voting Rights.

     (a) The holders of the outstanding Series B Preferred Shares shall be entitled (i) except to the extent otherwise provided by law, to vote together with the Common Shares on any matter, with each Series B Preferred Share having a number of votes equal to the number of Common Shares into which such Series B Preferred Share would be convertible pursuant to Section 10.4, immediately after the close of business on the record date fixed for the meeting called to consider such matter, and (ii) to receive notice of, or to otherwise participate in, any meeting of shareholders of the Corporation at which the holders of Common Shares are entitled to vote.

     (b) The affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares, voting as a separate voting group, shall be required
(i) on any matter with respect to which the holders of the outstanding Series B Preferred Shares are entitled to vote as a separate voting group, as provided for under the Virginia State Corporation Act (or any successor thereto) or (ii) for the adoption of any amendment, alteration or repeal of any provision of these Articles of Amendment, or of any provision of the

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Articles of Incorporation of the Corporation, whether by merger, consolidation or otherwise, that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series B Preferred Shares or the holders thereof, it being understood that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B Preferred Shares as to dividends or rights in liquidation and the designation of the preferences, limitations, privileges, voting power and relative rights of any such class is not such an adverse change.

     (c) Whenever the holders of Series B Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph
(b) of this Section 10.3, the vote required to approve such matter shall be the affirmative vote of a majority of all the votes entitled to be cast by the respective voting group, with each share having one vote.

10.4 Conversion.

          (a) Each Series B Preferred Share shall convert automatically into one Common Share (as the same may be adjusted from time to time pursuant to this Section 10.4, the "Conversion Ratio") upon: (A) the earlier to occur of (i) the first day of the calendar quarter which is after both of the following have occurred (x) the 214 unit apartment complex in Chatham County, Georgia known as "The Merritt at Whitemarsh -Phase I" (the "Project") receives permanent unconditional certificates of occupancy on all buildings constructed pursuant to the construction agreement related thereto dated January 11, 2001 (the "Construction Agreement") and (y) 80% of the apartment units in the Project are occupied by tenants pursuant to written leases; (ii) the first day of the calendar quarter which is at least six months after the receipt of the permanent unconditional certificate of occupancy for the last building constructed at the Project; (iii) the sale of the Project; or (iv) the date on which the Company owns, directly or indirectly, less than 100% of the ownership interest in the corporation, partnership, limited liability company or other legal entity owning the Project, or (B) at any time at the election by the Company by delivery of written notice thereof to the transfer agent or registrar for the Series B Preferred Shares.

     (b) Notice of conversion shall be given by the Corporation (i) by first class mail, postage prepaid, not more than 30 days after the date upon which conversion automatically occurs pursuant to Section 10.4 (the "Conversion Date") to each holder of record of Series B Preferred Shares, notifying such holder of the conversion of such shares and (ii) as soon as practicable by filing a current report on Form 8-K with the Securities and Exchange Commission reporting that such automatic conversion has occurred and the Conversion Date. Such notice shall be mailed to such holder's address as the same appears on the Corporation's stock records. The date such notice is mailed shall be the "Conversion Notice Date." No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the conversion of any Series B Preferred Shares. In addition to any information required by law, such notice shall state: (i) the Conversion Date; (ii) the place or places where certificates for such shares, if any, are to be surrendered; and (iii) that such shareholder's rights as a holder of the Corporation's

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Common Shares began on such Conversion Date. The Corporation shall issue and deliver to such holder the number of Common Shares to which he is entitled, along with a check for any cash in lieu of fractional shares to which such holder is entitled pursuant to Section 10.4(c). The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record with respect to such Common Shares on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open.

     (c) Notwithstanding any other provision herein, the Corporation shall not issue any fractional Common Shares upon conversion of the Series B Preferred Shares. Instead, each holder of outstanding Series B Preferred Shares having a fractional interest arising upon the conversion of such shares shall, at the time of conversion, be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of Common Shares to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 10.4(c), "Closing Price" shall mean the average closing price of a Common Share (as reported on the New York Stock Exchange ("NYSE") Composite Transaction reporting system as published in The Wall Street Journal) for five Trading Days immediately preceding the Conversion Date. "Trading Day" shall mean any day on which Common Shares are traded on the NYSE.

     (d) The issuance of Common Shares on conversion of outstanding Series B Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series B Preferred Shares converted, and the Corporation shall not be required to issue any Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     (e) If the Corporation shall (A) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares into a larger number of shares, (B) combine its outstanding Common Shares into a smaller number of shares, or (C) reclassify its Common Shares, the Conversion Ratio in effect at the time of the record date for the happening of such event shall be adjusted so that the holder of any Series B Preferred Shares converted after such record date shall be entitled to receive the same aggregate number of Common Shares that such holder would have owned or have been entitled to receive after the happening of such event had such Series B Preferred Shares been converted immediately prior to such record date. An adjustment made pursuant to this subparagraph (e) shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

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     (f) If any Series B Preferred Shares are converted into Common Shares after the record date for the happening of any of the events described in Section 10.4(e) but before the happening of such event, the Corporation may defer for a reasonable period of time, until the happening of such event, issuing to the holder of Series B Preferred Shares so converted the additional Common Shares to which he is entitled by reason of the adjustment required pursuant to any such subparagraph.

     (g) Whenever the Conversion Ratio is adjusted pursuant to this Section 10.4, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series B Preferred Shares, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, setting forth the Conversion Ratio after such adjustment and setting forth in detail the facts requiring such adjustment, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) as soon as practicable cause a notice to be mailed first class mail, postage prepaid to each holder of record of outstanding Series B Preferred Shares stating that such adjustment has been made and setting forth the adjusted Conversion Ratio and the date on which such adjustment becomes effective. Such notice shall be mailed to such holder's address as the same appears on the Corporation's stock records.

     (h) In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value or from no par value to par value or from par value to no par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, (except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization), or in case of any sale or conveyance to a person or another business entity of all or substantially all of the property of the Corporation, in each case as a result of which Common Shares generally shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), effective provision shall be made by the Corporation or by the successor or purchasing business entity (i) that the holder of each Series B Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of Common Shares of the Corporation into which such Series B Preferred Shares might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 10.4. The provisions of this paragraph (h) of this Section 10.4 shall similarly apply to successive reclassifications, recapitalizations, consolidations, mergers, sales or conveyances.

     (i) Common Shares issued on conversion of Series B Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding Series B Preferred Shares such number of its duly authorized but unissued Common Shares as shall be sufficient to effect the conversion of

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all of the outstanding Series B Preferred Shares.

     (j) Series B Preferred Shares converted as provided herein shall become authorized and unissued Preferred Shares that may be designated as shares of any other series. No additional Preferred Shares, however, may be classified as Series B Preferred Shares.

10.5 Liquidation.

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series B Preferred Shares shall be entitled to be paid in cash out of the assets of the Corporation a liquidation payment of $.01 before any distribution or payment shall be made to the holders of Common Shares or any other shares of the Corporation ranking junior to the Series B Preferred Shares as to rights in liquidation. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, partnership, limited liability company, trust or other entity, nor the sale, lease or other disposition of all or substantially all of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation legally available for distribution to its shareholders are insufficient to pay to the holders of the Series B Preferred Shares the full amounts to which they are respectively entitled, such assets of the Corporation shall be distributed ratably to the holders of the Series B Preferred Shares and the holders of other Preferred Shares, if any, ranking on a parity with the Series B Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled. After payment of the full liquidation preference of the Series B Convertible Preferred Shares, and any other shares of the Corporation ranking senior to the Common Shares, the remaining assets of the Corporation, if any, shall be distributed ratably to the holders of Common Shares and the Series B Convertible Preferred Shares, on an as-if-converted to Common Shares basis. Written notice of such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amount distributable in such circumstances shall be payable, shall be given by the Corporation by press release or announcement in a newspaper or periodical with national distribution (such as the Wall Street Journal) not less than 30 days nor more than 60 days before the payment date stated therein.

10.6 Share Rankings.

     For the purpose of these Articles of Amendment the shares of any class of the Corporation of any class or series shall be deemed to rank as follows:

     (a) senior to the Series B Preferred Shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of Series B Preferred Shares;

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     (b) on a parity with the Series B Preferred Shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

     (c) junior to the Series B Preferred Shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.

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